Exhibit (e)(34)

ARCTIC CAT INC.
EMPLOYEE AGREEMENT

This Agreement is made this 13 day of April, 2015, by and between Brit Reich (Employee) and Arctic Cat Inc., a Minnesota corporation.

RECITALS

1.                                      Arctic Cat is engaged in the business of designing, engineering, manufacturing, and marketing high-quality recreational motorized products, and the success of its business depends to a significant extent upon maintaining the secrecy of its “Confidential Information,” as defined below.

2.                                      Arctic Cat developed its Confidential Information at great expense, time, and effort. Disclosure of any such Confidential Information to a Conflicting Organization, as defined below, would cause irreparable harm to Arctic Cat. Employee desires to be employed by Arctic Cat and Arctic Cat desires to employ Employee in a capacity that causes or requires Employee to have access to and control over certain of Arctic Cat’s Confidential Information and exposure to customers and key business relationships.

3.                                      Arctic Cat will not employ Employee in any capacity that causes or requires Employee to have access to or control over certain of Arctic Cat’s Confidential Information unless Employee signs this agreement. Employee understands and has been advised that his signing this agreement is a pre-condition of employment, of obtaining access to Arctic Cat Confidential Information and of obtaining exposure to customers and key business relationships.

4.                                      In consideration for Arctic Cat offering Employee employment as a Vice President — Sales, Wheeled Product, Employee agrees to sign this Agreement in order that Arctic Cat may have reasonable protections against the disclosure of its Confidential Information and protection of its goodwill.

5.                                      In consideration of the provisions herein, including the reasonable, post-employment, competitive restrictions set forth in this agreement, Arctic Cat will employ Employee in a capacity that causes or requires him to have access to and control over certain of Arctic Cat’s Confidential Information and exposure to Arctic Cat’s customers and key business relationships.

Section 1                                             DEFINITIONS

The terms defined below have the defined meaning whenever used in this Agreement:

1.1                               Employee means the person who signs the line at the end of this agreement designated for Employee Signature.

1.2                               Arctic Cat means Arctic Cat Inc. and all of its parent, subsidiary and affiliated entities and their divisions which now exist or may exist in the future.

1.3                               Arctic Cat Products means any goods or services which the Employee or those under his direct or indirect supervision designed, developed, marketed, promoted, sold, serviced, or provided on behalf of Arctic Cat during the last two years in which the Employee was employed by Arctic Cat.

1.4                               Competitive products means any product, product line or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, manufactured, marketed, or sold by Arctic Cat, or with respect to which Arctic Cat has acquired Confidential Information which it intends to use in the design, development, manufacture, marketing, or sale of a product or service.

1.5                               Customer means any person or entity (regardless of the legal form of the entity) with whom or with which Employee or those under his direct or indirect supervision had any direct or indirect contact on behalf of Arctic Cat in connection with Arctic Cat Products. With limiting the generality of the foregoing, the term Customer includes, but is not limited to, dealers, vendors, suppliers, and sponsors.

1.6                               Conflicting Organization means any person or entity (regardless of its legal form) which is engaged in, or about to become engaged in, research or development, production, marketing or selling a Competitive Product, including the Employee if he is engaged in business for himself.

1.7                               Invention means all inventions, discoveries, ideas, processes, writings, designs, developments, and improvements, whether or not protectible under the applicable patent, trademark or copyright statutes, of the Employee while employed by Arctic Cat.

1.8                               Confidential Information means any information or compilation of information that the Employee learns or develops during the course of Employee’s employment by Arctic Cat that derives independent economic value from not being generally known, or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use. It includes, but is not limited to, trade secrets and may relate to such matters as research and development, engineering drawings and specifications, strategic plans, business methods, non-public financial information, proprietary information pertaining to vendors and customers, product improvement efforts, manufacturing processes, management systems, sales and marketing plans and information, contracts, and pricing.

Section 2                                             EMPLOYMENT

2.0                               Arctic Cat agrees to employ or continue to employ Employee in a management, research, design, development or supervisory or management position, and Employee agrees to be so employed.

2.1                               Arctic Cat may terminate Employee’s employment at any time for any reason; provided, however, that Arctic Cat shall not terminate the Employee’s agreement on less than fifteen (15) days’ notice except for reasonable cause.

2.2                               Employee may terminate Employee’s employment at any time for any reason; provided, however, that Employee agrees to give Arctic Cat fifteen (15) days’ written notice of termination and further agrees that during the notice period, Employee will provide Arctic Cat with all reasonable aid and assistance in hiring, training and introducing Employee’s replacement to customers and will undertake such other responsibilities as Arctic Cat may direct.

2.3                               Compensation, benefits, and other financial terms and conditions applicable to Employee’s employment at the inception of this Agreement are set forth in a separate document provided to Employee, which document is incorporated by reference herein. Except as otherwise provided in such document, the compensation and benefits paid to Employee will be in accordance with current Arctic Cat sales compensation and benefit plans, either or both of which may be changed, altered, or eliminated by Arctic Cat without Employee’s consent.

2.4                               Employee agrees to loyally and faithfully performs the duties assigned to Employee from time to time, and all duties associated therewith, to the best of Employee’s abilities, to be familiar with Arctic Cat policies as they exist from time to time which relate to Employee’s duties, and to abide by Arctic Cat’s policies as they exist from time to time.

Section 3                                             CONSIDERATION

3.1                               Employee acknowledges that at the inception of this Agreement Arctic Cat is providing Employee good and valuable consideration for entering in this Agreement, the receipt and sufficiency of which consideration Employee hereby acknowledges.

3.2                               The consideration being provided to employee by Arctic Cat for entering into this Agreement includes the offer of employment as a Vice President — Sales, Wheeled Product, the promise by Arctic Cat to pay compensation and benefits, the actual payment of compensation and benefits to Employee, exposure to Customers, exposure to Arctic Cat’s Confidential Information, or any other obligations of Arctic Cat described in this Agreement or any document incorporated by reference herein, including the severance provision included in your April 2, 2015 Offer of Employment.

Section 4                                             CONFIDENTIAL INFORMATION AND GOOD WILL

4.0                               Employee acknowledges that Arctic Cat has provided or will provide the Employee with information concerning its business, products and customers and that Arctic Cat entrusts Employee with business relationships, good will and Confidential Information of great value to Arctic Cat.

4.1                               Employee assigns to Arctic Cat all good will which Employee has or develops with Customers while employed by Arctic Cat.

4.2                               Employee agrees that Employee shall treat all information, business relationships, and good will entrusted to Employee by Arctic Cat as a fiduciary, and Employee undertakes all of the obligations of a fiduciary to maintain, protect, and continue to develop such information, business relationships, and good will for the benefit of Arctic Cat.

4.3                               All documents and tangible items provided to Employee by Arctic Cat or created by the Employee for use in connection with Employee’s employment are the property of Arctic Cat and shall be held by Employee as a fiduciary on behalf of Arctic Cat. Upon termination of Employee’s employment for any reason, Employee shall promptly and without the requirement of a prior demand by Arctic Cat, return to Arctic Cat all such documents and tangible items together with all copies, recordings, abstracts, notes, reproductions, or electronic versions of any kind made from or about the documents and tangible items or the information they contain.

4.4                               Employee agrees not to directly or indirectly use or disclose any Confidential Information belonging to Arctic Cat for the benefit of anyone other than Arctic Cat, either during or after employment, for as long as the information remains Confidential Information.

Section 5                                             NON-SOLICITATION COVENANT

In recognition of the importance to the Company of its personal relationships, during and for one (1) year following his termination of employment by the Company, for any reason, the Employee agrees that he will not directly or indirectly, on his own behalf or on behalf of any Person, solicit:

5.1                               Any Customer with whom he had contact during the two years preceding his termination of employment, for the purpose of directly or indirectly (i) marketing, promoting, or encouraging the use of a Competitive Product; (ii) providing advice or assistance in connection the marketing, promotion or use of a Competitive Product; (3) attempting to interfere with, or preventing or diverting the sale or purchase of product being designed, developed, sold or marketed by Arctic Cat.

5.2                               The services of any person who is a Company employee or agent to terminate his or her employment or agency with the Company; or Any vendor or supplier which provides an exclusive or unique service or product to the Company for the purpose of obtaining similar products or services.

Section 6                                             NON-COMPETITION COVENANT

Employee agrees that during his employment and for one (1) year following the voluntary or involuntary termination of his employment for any reason, he will not directly or indirectly be employed by, or permit his name to be used by, or engage in or carry on business with, or otherwise be associated in any way with, a Conflicting Organization as a shareholder, director, officer, employee, agent, associate, consultant, or in any other capacity. This Non- Competition Covenant is effective in each of the markets in which Arctic Cat markets, designs, develops, promotes, sells, services, or provides Arctic Cat products at any time during Employee’s employment with Arctic Cat.

Section 7                                             INVENTIONS

7.1                               Employee agrees to promptly disclose to Arctic Cat in writing all inventions.

7.2                               All Inventions shall be the exclusive property of Arctic Cat.

7.3                               Employee assigns all Inventions to Arctic Cat.

7.4                               If an Invention does not relate to the existing or reasonably foreseeable business interests of Arctic Cat, Arctic Cat may in its sole and unreviewable discretion, release or license the Invention to the Employee upon written request by the Employee. No release or license shall be valid unless in writing signed by an officer of Arctic Cat.

7.5                               NOTICE: Pursuant to Minnesota Statues 181.78, the employee is hereby notified that the Agreement does not apply to any Invention for which no equipment, supplies, facility or trade secret information of Arctic Cat was used and which was developed entirely on the Employee’s own time, and (1) which does not relate (a) directly to business of Arctic Cat or (b) to Arctic Cat’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for Arctic Cat.

Section 8                                             EFFECTIVE DATE AND GOVERNING LAW

8.1                               This Agreement is entered into the State of Minnesota between Arctic Cat and Employee.

8.2                               This agreement shall become effective on its execution by an officer of Arctic Cat at its offices in the State of Minnesota.

8.3                               The validity, enforceability, construction, and interpretation of this Agreement shall be governed by the laws of the State of Minnesota. Employee waives Employee’s right, if any, to have the laws, including conflict of laws principles, of any jurisdiction other than the State of Minnesota apply to this Agreement.

8.4                               Any dispute arising out of or related to Employee’s employment by Arctic Cat or arising out of or related to this Agreement, or any breach or alleged breach hereof, shall be exclusively decided by a state or federal court sitting in the State of Minnesota. Employee hereby irrevocably consents to the personal jurisdiction of the state and federal courts sitting in the State of Minnesota for the purposes of any action arising out of or related to Employee’s employment or this Agreement. Employee waives Employee’s right, if any, to have any disputes between

Employee and Arctic Cat arising out of or related to Employee’s employment or this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of Minnesota.

Employee agrees not to assist, aid, abet, encourage, or participate in any lawsuit or action by any third party arising out of or related to Employee’s employment or this Agreement in any jurisdiction or venue other than a state or federal court in the State of Minnesota.

Section 9                                             EFFECT OF BREACHES OF OTHER OBLIGATIONS; SURVIVAL

9.1                               The obligation of the parties to perform the terms of this Agreement is unconditional and does not depend on the performance or non-performance of any terms, duties, or obligations not specifically recited in this Agreement, and performance of such obligations and enforcement of this Agreement does not depend upon, and are not affected by, the enforcement of, or failure to enforce, any agreements between Arctic Cat and any other person employed by Arctic Cat.

9.2                               This Agreement is ancillary to at-will employment and does not purport to include all of the terms of that relationship.

9.3                               To the extent that any provisions of this Agreement apply to the time period after, or require performance or enforcement after, termination of Employee’s employment, all such provisions survive the termination of the Employee’s employment and termination of this Agreement and may be enforced subsequent thereto. Without limiting the generality of the foregoing, Section 1, Sections 4.3 to 4.5, Section 5, Section 6, Section 7, Section 8, Section 9, Section 10, and Section 11 each survive termination of Employee’s employment and termination of this Agreement.

Section 10                                      SEVERABILITY

10.1                        In the event that any provision of this Agreement is unenforceable under Applicable law that shall not affect the validity or enforceability of the remaining provisions.

10.2                        In the event that any provision of this Agreement is unenforceable because it is overbroad, vague or otherwise, that provision may be revised by a court sitting in the state of Minnesota to the extent required by applicable law, and may be enforced as revised by the court.

Section 11                                      TRANSFERABILITY

11.1                        Employee may not transfer or assign Employee’s rights or obligations pursuant to this agreement.

11.2                        Arctic Cat may transfer its rights and obligations pursuant to this Agreement to its successors or assigns.

Date:	4/8/2015	Briton Reich
Employee Name (please print)

/s/ Briton Reich
Employee Signature

Date:		Arctic Cat Inc.

		By:	/s/ Christopher Metz
Christopher Metz
President and CEO